                                                              Exhibit 99


IBM Announces First-Quarter 1997 Results

April 23, 1997

IBM today announced first-quarter 1997 net earnings of $1.2 billion, or $2.37 per common share. This compares with earnings of $1.2 billion, or $2.21 per common share, in the first quarter of 1996, excluding a charge associated with acquisitions. Including this charge, first-quarter 1996 earnings were $774 million, or $1.41 per common share. Revenues for the first quarter of 1997 totaled $17.3 billion, a 5-percent increase
(9 percent at constant currency) over the same period of 1996.

Louis V. Gerstner, Jr., IBM chairman and chief executive officer, said: "We continued to see strong performance in the first quarter in fast-growth areas including services, personal computers and certain distributed software such as Lotus Notes and Tivoli systems management products. I'm also pleased by the strength of our storage business.

"As we expected, our server business was adversely affected by product transitions, most notably within our System/390 division, and by ongoing weakness in Europe, which hurt our AS/400 sales. However, the excellent results from the fast-growth areas of our company more than offset the weakness from our server line. This underscores the strength of our broad, diversified product line.

"Even more important," Mr. Gerstner said, "was the increasingly strong response we saw in the first quarter to our network computing strategy. IBM plays a unique role here by providing customers with comprehensive solutions in areas such as electronic commerce, data security, and network applications and services for specific industries."

On an as-reported basis, first-quarter revenues in North America were $7.9 billion, an increase of 14 percent from the same period a year ago. Asia-Pacific revenues increased by 3 percent to $3.4 billion while revenues from Latin America were up 2 percent to $701 million. Revenues from Europe/Middle East/Africa declined by 7 percent to $5.3 billion. On a constant currency basis, Asia-Pacific revenues grew by 14 percent and Europe/Middle East/Africa revenues grew by 1 percent.

Hardware sales totaled $7.8 billion in the first quarter, essentially flat compared with the same period last year.
Personal computer and PC server revenues increased, while
RS/6000, AS/400, and System/390 revenues declined. Revenue from the company's storage business increased, due in part to continued strong sales of hard disk drive (HDD) products.

Services revenues climbed to $4.1 billion, a 28 percent increase compared to the same quarter last year. IBM signed services agreements totaling approximately $3 billion in the first quarter.

Software revenues declined 3 percent from the first quarter of last year to $2.9 billion. Shipments of Tivoli systems management distributed software more than doubled year over year. The Lotus Notes installation base increased by approximately
1.7 million seats in the first quarter, bringing the total Notes installation base to about 11 million seats. Also during the first quarter, IBM announced plans to acquire a majority interest in NetObjects, a leader in the development of advanced web sites. This transaction was finalized on April 16.

On a constant currency basis, hardware revenues grew 5 percent, services revenues grew 34 percent and software revenues grew
2 percent.

Maintenance revenues declined 8 percent year over year to $1.6 billion, while revenues from rentals and financing increased
4 percent to $899 million.

The total gross profit margin was 38.1 percent in the first quarter compared to 40.9 percent in the first quarter of last year.

Total expenses were essentially flat compared with the first quarter of 1996. The company's expense-to-revenue ratio improved by 1.5 percentage points in the first quarter, compared with the year-earlier period.

IBM's tax rate was 35.5 percent in the first quarter compared with 39.0 percent a year ago.

IBM spent approximately $2.0 billion for share repurchases in the first quarter, leaving about $800 million remaining under the current repurchase authorization. The average number of common shares outstanding in the quarter was 501.7 million compared with
544.3 million in the year-earlier period.

The company's "core" debt (excluding customer financing) was unchanged from year-end 1996 at $2.2 billion. Debt supporting
IBM's global credit operations increased $817 million to $21.4 billion from $20.6 billion at year-end 1996.

Financial results attached

           INTERNATIONAL BUSINESS MACHINES CORPORATION
      SUPPLEMENTAL SCHEDULE - COMPARATIVE FINANCIAL RESULTS
              (EXCLUDES EFFECT OF PURCHASED R&D) *
    (Unaudited; Dollars in millions except per share amounts)


                              Three months ended March 31
                                                  Percent
                                1997      1996     Change
                              -------   -------   -------

REVENUE

 Hardware sales                $7,761    $7,708      0.7%
  Gross profit margin            32.4%     35.1%

 Services                       4,095     3,198     28.1%
  Gross profit margin            19.5%     19.4%

 Software                       2,950     3,037     -2.9%
  Gross profit margin            69.1%     70.0%

 Maintenance                    1,603     1,749     -8.3%
  Gross profit margin            46.8%     47.8%

 Rentals and financing            899       867      3.7%
  Gross profit margin            54.4%     55.6%


TOTAL REVENUE                  17,308    16,559      4.5%


GROSS PROFIT                    6,592     6,769     -2.6%
  Gross profit margin            38.1%     40.9%


OPERATING EXPENSES

 S,G&A                          3,684     3,697     -0.3%
  % of revenue                   21.3%     22.3%

 R,D&E                          1,069     1,091     -2.0%
  % of revenue                    6.2%      6.6%

OPERATING INCOME                1,839     1,981     -7.2%

Other income                      185       150     23.5%
Interest expense                  172       149     14.9%

EARNINGS BEFORE
INCOME TAXES                    1,852     1,982     -6.6%
  Pre-tax margin                 10.7%     12.0%

Provision for
income taxes                      657       773    -15.0%
  Effective tax rate             35.5%     39.0%

NET EARNINGS *                 $1,195    $1,209     -1.2%
  Net margin                      6.9%      7.3%

Preferred stock
dividends                           5         5

NET EARNINGS
APPLICABLE TO COMMON
SHAREHOLDERS                   $1,190    $1,204     -1.2%
                               ======    ======

NET EARNINGS PER
SHARE OF COMMON STOCK           $2.37     $2.21      7.2%
                               ======    ======

AVERAGE NUMBER
OF COMMON SHARES
OUTSTANDING (M's)               501.7     544.3

* Supplemental information provided for comparative purposes:
Net earnings for the first quarter of 1996 excludes a $435 million non-recurring, non-tax deductible charge for purchased in-process research and development in connection with the Tivoli Systems Inc. and Object
Technology International Inc. acquisitions in March 1996.

             INTERNATIONAL BUSINESS MACHINES CORPORATION
                    COMPARATIVE FINANCIAL RESULTS
      (Unaudited; Dollars in millions except per share amounts)


                              Three months ended March 31
                                                  Percent
                                1997      1996     Change
                              -------   -------   -------
REVENUE

 Hardware sales                $7,761    $7,708      0.7%
  Gross profit margin            32.4%     35.1%

 Services                       4,095     3,198     28.1%
  Gross profit margin            19.5%     19.4%

 Software                       2,950     3,037     -2.9%
  Gross profit margin            69.1%     70.0%

 Maintenance                    1,603     1,749     -8.3%
  Gross profit margin            46.8%     47.8%

 Rentals and financing            899       867      3.7%
  Gross profit margin            54.4%     55.6%


TOTAL REVENUE                  17,308    16,559      4.5%


GROSS PROFIT                    6,592     6,769     -2.6%
  Gross profit margin            38.1%     40.9%

OPERATING EXPENSES

 S,G&A                          3,684     3,697     -0.3%
  % of revenue                   21.3%     22.3%

 R,D&E                          1,069     1,526    -29.9%
  % of revenue                    6.2%      9.2%

OPERATING INCOME                1,839     1,546     18.8%

Other income                      185       150     23.5%
Interest expense                  172       149     14.9%

EARNINGS BEFORE
INCOME TAXES                    1,852     1,547     19.7%
  Pre-tax margin                 10.7%      9.3%

Provision for
income taxes                      657       773    -15.0%
  Effective tax rate             35.5%     50.0%

NET EARNINGS *                 $1,195      $774     54.2%
  Net margin                      6.9%      4.7%

Preferred stock
dividends                           5         5

NET EARNINGS
APPLICABLE TO COMMON
SHAREHOLDERS                   $1,190      $769     54.6%
                               ======    ======

NET EARNINGS PER
SHARE OF COMMON STOCK           $2.37     $1.41     68.1%
                               ======    ======

AVERAGE NUMBER
OF COMMON SHARES
OUTSTANDING (M's)               501.7     544.3

* Net earnings for the first quarter of 1996 includes a $435 million non-recurring, non-tax deductible charge for purchased in-process research and development in connection with the Tivoli Systems Inc. and Object
Technology International Inc. acquisitions in March 1996.
Net earnings excluding the charge were $1,209 million, or $2.21 per common share.

            INTERNATIONAL BUSINESS MACHINES CORPORATION
            CONSOLIDATED STATEMENT OF FINANCIAL POSITION

                  (Unaudited; Dollars in millions)


                                        At          At
                                  March 31 December 31   Percent
                                      1997        1996    Change
                                 --------- -----------   -------
ASSETS

 Cash, cash equivalents,
 and marketable securities          $6,463      $8,137    -20.6%

 Receivables - net, inventories,
 and prepaid expenses               30,857      32,558     -5.2%

 Plant, rental machines,
 and other property - net           17,062      17,407     -2.0%

 Investments and other assets       22,145      23,030     -3.8%
                                  --------    --------

TOTAL ASSETS                       $76,527     $81,132     -5.7%
                                  ========    ========


LIABILITIES AND STOCKHOLDERS' EQUITY

 Short-term debt                   $13,243     $12,957      2.2%
 Long-term debt                     10,402       9,872      5.4%
                                  --------    --------
 Total debt                         23,645      22,829      3.6%

 Accounts payable, taxes,
 and accruals                       17,998      21,043    -14.5%

 Other liabilities and
 deferred income taxes              14,933      15,632     -4.5%
                                  --------    --------
 Total liabilities                  56,576      59,504     -4.9%

 Stockholders' equity               19,951      21,628     -7.8%
                                  --------    --------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY               $76,527     $81,132     -5.7%
                                  ========    ========